Exhibit (h)(vi)

OPERATING EXPENSE LIMITATION AGREEMENT

DIREXION FUNDS

THIS OPERATING EXPENSE LIMITATION AGREEMENT (the “Agreement”), is made as of August 24, 2017 by and between DIREXION FUNDS, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of each series listed on Appendix A hereto (each a “Fund” and collectively, the “Funds”), as such schedule may be amended from time to time, and the adviser of the Funds, Rafferty Asset Management, LLC, a New York limited liability corporation (the “Adviser”), is effective as to each Fund, as of the effective date listed on Appendix A.

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of all of their expenses, including pursuant to a certain Investment Advisory Agreement and the Management Services Agreement between the Adviser and the Trust with respect to each Fund; and

WHEREAS, the Adviser renders advice to the Funds pursuant to the Investment Advisory Agreement and services to the Funds pursuant to a Management Services Agreement, each between the Trust and the Adviser; and

WHEREAS, the Adviser desires to limit the Funds’ Total Annual Fund Operating Expenses (as that term is defined below in Paragraph 2 of this Agreement) pursuant to this Agreement, and the Trust (on behalf of the Funds) desires to allow the Adviser to implement such limits;

NOW THEREFORE, in consideration of the covenants and the mutual premises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.	Limit On Total Annual Fund Operating Expenses. The Adviser hereby agrees to limit each Fund’s Total Annual Fund Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average daily net assets, to the amounts listed in Appendix A (the “Annual Limits”). In the event that the Total Annual Fund Operating Expenses of a Fund, as accrued monthly, exceed its Annual Limit (the amount of such excess, the “Reimbursement”), the Adviser will waive its fee under the Investment Advisory Agreement and/or Management Services Agreement and within 30 days of receiving notice of the Reimbursement, pay Fund expenses to the extent necessary to cover the Reimbursement.

2.

Definition. For purposes of this Agreement, the term “Total Annual Fund Operating Expenses” with respect to each Fund is defined to include all fees and expenses of the Fund necessarily or appropriately incurred in connection with the operation of the Fund. For avoidance of doubt, the term “Total Annual Fund Operating Expenses” does not include any front-end or contingent deferred sales load, taxes, swap financing or related costs, dividends or interest on short positions, other interest expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization, acquired fund fees and expenses, extraordinary expenses such as indemnification and litigation, or any other similar expense (“Excluded Expenses”). The Adviser at its sole discretion may pay, reimburse or otherwise assume such Excluded Expense(s), in which case such Excluded Expense(s) will be subject to recoupment by the Adviser pursuant to Paragraph 3 hereof. For purposes of this Paragraph 2, the term “acquired fund fees and expenses” means the indirect fees and expenses that a Fund incurs as a result of investing in the shares of other investment companies.

3.	Recoupment. The Adviser retains its right to recoup from each Fund the full amount of any Reimbursement waived or paid by the Adviser to the Fund pursuant to this Agreement, provided that such recoupment is made within three years of the Reimbursement and the recoupment does not cause the relevant Fund’s Total Annual Fund Operating Expenses to exceed the lesser of (i) the Fund’s Annual Limit at the time of the Reimbursement and (ii) the Fund’s Annual Limit at the time of the recoupment.

4.	Term. The Annual Limit shall be in effect for each Fund until the termination date indicated on Appendix A, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5.	Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust (“Board”), on behalf of one or more Funds, upon notice to the Adviser. This Agreement may not be terminated by the Adviser, on behalf of one or more Funds, without the consent of the Board. This Agreement automatically will terminate with respect to a Fund if the Investment Advisory Agreement is terminated with respect to such Fund, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination. No shareholder approval is required to terminate or amend this Agreement.

6.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles hereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any applicable federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

9.	Amendments. The parties may amend Appendix A to this Agreement from time to time to add or delete Funds and, subject to Paragraph 5 hereof, update the termination date of the Annual Limits with respect to a Fund by including such changes in an updated version Appendix A.

10.	Binding Effect. A copy of the Declaration of Trust establishing the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only up on the assets and property belonging to the Funds.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

DIREXION FUNDS		RAFFERTY ASSET MANAGEMENT, LLC

By:	/s/ Daniel D. O’Neill	By:	/s/ Daniel D. O’Neill
Name:	Daniel D. O’Neill	Name:	Daniel D. O’Neill
Title:	President	Title:	Managing Director
Date:	August 24, 2017	Date:	August 24, 2017

Dated: August 24, 2017

APPENDIX A

Operating Expense Limitation Agreement

Direxion Funds

Rafferty Asset Management, LLC (“RAM”) has contractually agreed to cap all or a portion of its management fee and/or reimburse each Fund listed below for Other Expenses through September 1, 2019, to the extent that a Fund’s Total Annual Fund Operating Expenses exceeds a Fund’s daily net assets as listed below.

Investor Class Shares
Fund	Expense Cap
Direxion Monthly S&P 500® Bull 2X Fund	1.35%
Direxion Monthly S&P 500® Bear 2X Fund	1.35%
Direxion Monthly NASDAQ-100® Bull 2X Fund	1.35%
Direxion Monthly Small Cap Bull 2X Fund	1.35%
Direxion Monthly Small Cap Bear 2X Fund	1.35%
Direxion Monthly Emerging Markets Bull 2X Fund	1.35%
Direxion Monthly 7-10 Year Treasury Bull 2X Fund	1.35%
Direxion Monthly 7-10 Year Treasury Bear 2X Fund	1.35%
Direxion Monthly China Bull 2X Fund	1.35%
Direxion Monthly Energy Bull 2X Fund	1.35%
Direxion Monthly Energy Bear 2X Fund	1.35%
Direxion Monthly NASDAQ Biotechnology Bull 2X Fund	1.35%
Direxion Monthly Gold Bull 2X Fund	1.35%
Direxion Monthly Gold Bear 2X Fund	1.35%
Direxion Monthly Silver Bull 2X Fund	1.35%
Direxion Monthly Silver Bear 2X Fund	1.35%
Direxion Monthly MSCI Europe Bull 2X Fund	1.35%
Direxion Monthly MSCI EAFE Bull 2X Fund	1.35%
Direxion Monthly 25+ Year Treasury Bull 1.35X Fund	1.10%
Direxion Monthly 25+ Year Treasury Bear 1.35X Fund	1.10%
Direxion Monthly MSCI Europe Bear 1.25X Fund	1.15%
Direxion Monthly NASDAQ Biotechnology Bear 1.25X Fund	1.15%
Direxion Monthly NASDAQ-100® Bull 1.25X Fund	1.15%
Direxion Monthly NASDAQ-100® Bear 1.25X Fund	1.15%
Direxion Monthly MSCI EAFE Bear 1.25X Fund	1.15%
Direxion Monthly High Yield Bull 1.2X Fund	1.35%
Direxion Indexed CVT Strategy Fund	1.35%

Class A Shares
Fund	Expense Cap
Direxion Indexed Commodity Strategy Fund	1.26%
Direxion Indexed Managed Futures Strategy Fund	1.45%

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Institutional Class Shares
Fund	Expense Cap
Direxion Indexed Commodity Strategy Fund	1.01%
Direxion Indexed Managed Futures Strategy Fund	1.20%

Class C Shares
Fund	Expense Cap
Direxion Indexed Commodity Strategy Fund	2.01%
Direxion Indexed Managed Futures Strategy Fund	2.20%

In addition, RAM has contractually agreed to cap all or a portion of its management fee and/or reimburse Fund for Other Expenses for as long as RAM serves as the investment adviser for each Fund listed below, to the extent that a Fund’s Total Annual Fund Operating Expenses exceeds a Fund’s daily net assets as listed below.

Class A Shares
Fund	Expense Cap
Direxion Hilton Tactical Income Fund	1.23%

Institutional Class Shares
Fund	Expense Cap
Direxion Hilton Tactical Income Fund	0.98%

Class C Shares
Fund	Expense Cap
Direxion Hilton Tactical Income Fund	1.98%

Dated: August 24, 2017

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